Exhibit 99.1

Jazz Pharmaceuticals Announces Second Quarter 2009 Financial Results

- Net Product Sales Reach Record $26.5 Million

PALO ALTO, Calif., Aug. 11 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the second quarter ended June 30, 2009.

Total revenues for the second quarter were $37.3 million, compared to $15.5 million for the quarter ended June 30, 2008. Revenues for the second quarter included a $10.0 million milestone payment from UCB Pharma Limited that was received in July 2008 and recognized as revenue when the last patient completed the second JZP-6 Phase III clinical study in April 2009. XYREM® (sodium oxybate) oral solution net sales for the second quarter were $22.4 million, an increase from net sales of $17.7 million for the quarter ended March 31, 2009. Net sales of once-daily LUVOX CR® (fluvoxamine maleate) Extended-Release Capsules were $4.1 million for the second quarter compared to net sales of $3.6 million for the quarter ended March 31, 2009.

“We are very pleased to see steadily increasing numbers of narcolepsy patients receiving the meaningful therapeutic benefits of appropriate XYREM therapy,” said Robert Myers, President. “In the second quarter of 2009, we saw all-time record numbers of XYREM prescriptions filled and XYREM bottles shipped to patients, representing the continued growth and acceptance of XYREM treatment for narcolepsy patients.”

Research and development expenses for the second quarter were $11.2 million, compared to $21.9 million for the second quarter 2008 and $11.4 million for the first quarter 2009. Research and development expenses reflect primarily the expenses relating to the Phase III clinical activities for the JZP-6 program studying sodium oxybate for the treatment of fibromyalgia. On June 24, 2009, Jazz Pharmaceuticals announced that the results of its second Phase III clinical trial of the JZP-6 product candidate were positive and consistent with the results of the first Phase III study, and that JZP-6 achieved its primary endpoint in both Phase III studies.

Selling, general and administrative expenses for the second quarter 2009 were $13.7 million, compared to $34.1 million for the second quarter 2008 and $14.2 million for the first quarter 2009. Higher spending in 2008 was primarily due to spending in connection with the launch of LUVOX CR.

Jazz Pharmaceuticals’ net income for the second quarter 2009 was $2.2 million, compared to a net loss of $51.9 million for the second quarter of 2008.

Jazz Pharmaceuticals’ unrestricted cash and cash equivalents balance as of June 30, 2009 was $15.8 million. In July 2009 Jazz Pharmaceuticals raised $7.0 million in a private placement and paid $14.6 million in accrued interest to the holders of its senior secured notes. Jazz Pharmaceuticals believes that it has cured all material defaults under the agreement governing the notes, and that it has sufficient cash to fund its operations and pay its obligations on an ongoing basis.

“I am tremendously proud of the accomplishments of the company during the second quarter. We reported product sales exceeding a $100 million annual run-rate and completed our second Phase III trial of sodium oxybate for the treatment of fibromyalgia, reporting positive top-line results in June,” said Bruce Cozadd, Chairman and Chief Executive Officer. “These accomplishments enabled the company to complete a financing and repay our past-due interest in July. We are now positioned to continue our improving financial performance while preparing for a New Drug Application that we expect to submit to the Food and Drug Administration later this year for JZP-6.”

Jazz Pharmaceuticals is issuing full-year 2009 guidance:

•	Total revenues are expected to be $112 to $122 million

•	Net sales for XYREM are expected to be $85 to $90 million

•	Net sales for LUVOX CR are expected to be $15 to $18 million

•	Contract revenues and royalties are expected to be $12 to $14 million

•	Gross margin for the second half of 2009 is expected to remain at approximately 90 percent

•	Research and development expenses are expected to be $35 to $45 million

•	Selling, general and administrative expenses are expected to remain at about $14 million per quarter for the rest of 2009

Jazz Pharmaceuticals will host an investor conference call and live audio webcast to discuss its financial results and 2009 guidance and provide a business update on its commercial and development activities on August 11, 2009 commencing at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time. The live webcast may be accessed from the Investors section of the Jazz Pharmaceuticals website at www.JazzPharmaceuticals.com. Please connect to the website prior to the start of the conference call to ensure adequate time for any software downloads that may be necessary. Investors may participate in the conference call by dialing 1-800-299-6183 in the U.S., or 1-617-801-9713 outside the U.S., and entering passcode 52686933.

An archived version of the webcast will be available through August 25, 2009. This replay can be accessed from the Investors section of the Jazz Pharmaceuticals’ website at www.JazzPharmaceuticals.com, or by calling 1-888-286-8010 in the U.S., or 1-617-801-6888 outside the U.S., and entering passcode 37390395.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to increasing numbers of narcolepsy patients receiving Xyrem therapy, Jazz Pharmaceuticals’ belief that it has cured all material defaults under the agreement governing its senior secured notes and that it will be able to comply with the agreement on an ongoing basis, Jazz Pharmaceuticals’ continued improving financial performance, the expected New Drug Application submission date for the JZP-6 product candidate and Jazz Pharmaceuticals’ full-year 2009 guidance. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: Jazz Pharmaceuticals’ ability to increase sales of XYREM and LUVOX CR; Jazz Pharmaceuticals’ dependence on single source suppliers and manufacturers; the uncertain and time-consuming regulatory approval process for JZP-6; Jazz Pharmaceuticals’ cash flow estimates and the potential need to raise additional funds; Jazz Pharmaceuticals’ ability to use its net operating losses to offset taxes; competition; the holders of the senior secured notes may not agree that all material defaults under the agreement governing the senior secured notes have been cured and may attempt to accelerate the notes and declare all of the notes to be immediately due and payable, in which event Jazz Pharmaceuticals could be required to seek protection under the provisions of the U.S. Bankruptcy Code; Jazz Pharmaceuticals’ future financial performance and financial position; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ Securities and Exchange Commission filings and reports, including in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on May 7, 2009. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$26,478	$14,751	$47,797	$28,735
Royalties, net	518	503	990	868
Contract revenues	10,284	285	10,569	569

Total revenues	37,280	15,539	59,356	30,172
Operating expenses:
Cost of product sales	2,575	2,796	4,518	5,094
Research and development	11,192	21,882	22,600	43,125
Selling, general and administrative	13,657	34,109	27,873	66,889
Amortization of intangible assets	1,822	3,846	3,554	5,966

Total operating expenses	29,246	62,633	58,545	121,074

Income (loss) from operations	8,034	(47,094)	811	(90,902)
Interest income	6	450	27	1,347
Interest expense	(5,856)	(5,235)	(11,650)	(9,021)
Other expense	(13)	(1)	(5)	(13)

Net income (loss)	$2,171	$(51,880)	$(10,817)	$(98,589)

Net income (loss) per share:
Basic	$0.07	$(2.17)	$(0.37)	$(4.14)

Diluted	$0.07	$(2.17)	$(0.37)	$(4.14)

Weighted-average common shares used in computing net income (loss) per share:
Basic	29,021	23,877	28,995	23,818

Diluted	29,023	23,877	28,995	23,818

JAZZ PHARMACEUTICALS, INC.

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Xyrem	$22,362	$12,405	$40,081	$23,746
Luvox CR	4,116	714	7,716	714
Antizol and Antizol-Vet (1)	—	1,632	—	4,275

Total	$26,478	$14,751	$47,797	$28,735

(1)	The Company sold its rights to and interests in Antizol and Antizol-Vet in August 2008.

JAZZ PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$15,772	$24,903
Restricted cash	1,075	1,913
Marketable securities	—	1,004
Accounts receivable	9,197	6,643
Inventories	4,193	4,788
Prepaid expenses	2,426	2,366
Other current assets	62	2,382

Total current assets	32,725	43,999
Property and equipment, net	1,778	2,514
Intangible assets, net	33,972	32,526
Goodwill	38,213	38,213
Other long-term assets	1,886	246

Total assets	$108,574	$117,498

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,074	$5,736
Accrued liabilities	22,147	19,024
Line of credit	—	3,875
Senior secured notes	14,638	118,534
Purchased product rights liability	7,000	14,000
Deferred revenue	2,349	12,322

Total current liabilities	50,208	173,491
Purchased product rights liability, noncurrent	11,000	—
Deferred revenue, noncurrent	10,761	11,330
Liability under government settlement, noncurrent	10,658	13,063
Senior secured notes	114,845	—
Common stock subject to repurchase	—	12,492
Total stockholders’ deficit	(88,898)	(92,878)

Total liabilities and stockholders’ deficit	$108,574	$117,498

CONTACT: Karen L. Bergman, +1-650-575-1509, or Michelle Corral, +1-415-794-8662, both of BCC Partners, for Jazz Pharmaceuticals, Inc.; or Willie Quinn, Executive Director, Corporate Development of Jazz Pharmaceuticals, Inc., +1-650-496-2800, investorinfo@jazzpharmaceuticals.com